SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)                      April 18, 2006
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code                      (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 19, 2006, Allied Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s Debtor-in-Possession Credit Agreement, as previously amended (the “DIP Facility”), by and among the Company, Allied Systems, Ltd. (L.P.) and certain subsidiaries of the Company, on the one hand, and GE Commercial Finance, Morgan Stanley Senior Funding, Inc., GE Capital Markets Group, Inc., and the other lenders from time to time party thereto (collectively, the “Lenders”). The material terms of the Amendment are as follows:
     ●  Creation of Overadvance Facility. The Amendment provides for the creation of an overadvance facility under the Term B Loan, pursuant to which up to an additional $5 million may be advanced to the Company at the discretion of Morgan Stanley Senior Funding, Inc. as the Term Loan B Agent (the “Term Loan B Agent”). The maturity date for the overadvance facility is May 18, 2006 (the “Maturity Date”), provided, however, that the Maturity Date may be extended for up to an additional 30 days, in the sole discretion of the Term B Agent, if certain conditions are met by the Company, including filing with and approval by the United States Bankruptcy Court for the Northern District of Georgia, of an emergency motion for a 10% reduction in the wages and benefits payable to the Company’s employees covered by its collective bargaining agreement with the International Brotherhood of Teamsters. The Company filed such emergency motion on April 13, 2006 and such motion is currently pending before the court with a hearing on the motion set for April 26, 2006. The overadvance facility bears interest at a rate equal to one-month LIBOR plus 9.5%. However, as described below, any advances under the overadvance facility currently bear interest at the Default Rate.
     ●   Application of Default Rate of Interest. As a result of the Company’s previously announced financial covenant defaults under the DIP Facility, for which the Company entered into a Forbearance Agreement with the Lenders on March 9, 2006 (the “Forbearance Agreement”) and which forbearance was extended on April 3, 2006, the Company has agreed to pay the Default Rate of interest on all loans under the DIP Facility, including the new overadvance facility. The Default Rates of interest is 2% over the otherwise applicable interest rates.
     The Default Rates will apply until the Company obtains a commitment for additional funds in an amount not less than $20 million, with such funds to be provided on or before June 19, 2006. Such commitment must be on terms satisfactory to the Agents under the DIP Facility. If the Company is able to obtain a commitment for such additional funds, all interest rates under the DIP Facility will revert back to the non-Default Rates as long as there are no additional events of default under the DIP facility. No assurance can be provided however that the Company will be successful in obtaining such commitment for additional funds, or that if obtained, it will be on terms satisfactory to the Agents.
     ●   Prepayment Penalty. Under the Amendment, in the event the Company voluntarily prepays any or all of the term loans under the DIP Facility, including the overadvance facility, except in connection with a refinancing of the DIP Facility provided by Term Loan B Agent, the Company is required to pay a prepayment premium in the amount of 1% of the principal amount of the loans being prepaid.
     ●   Amendment to Certain Financial Covenants. The Amendment revises, for the applicable periods ending March 31, 2006, April 30, 2006 and May 31, 2006 only, financial covenants in the DIP Facility relating to maximum capital expenditures, the minimum fixed charge coverage ratio, minimum EBITDA and the maximum leverage ratio. The amendment to these covenants does not affect the Company’s prior covenant defaults that are the subject of the Forbearance Agreement.
     ● Extension of Forbearance. The Amendment further extends the applicable forbearance period under the Forbearance Agreement from April 18, 2006 until the Maturity Date, as the same may be extended from time to time. However, under the terms of the Amendment, the Company acknowledged that such extension does not constitute a waiver of the Events of Default that are the subject of the Forbearance Agreement and the Lenders have reserved all rights and remedies available to them under the DIP Facility for such Events of Default.
     Except as described above, all other material terms and conditions of the DIP Facility are unchanged by the Amendment and remain in full force and effect. A copy of the Amendment is filed herewith as Exhibit 4.3(c).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The description of the overadvance facility included in response to Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description of Exhibit
4.3(c)	Consent and Fourth Amendment to Credit Agreement and Loan Documents dated as of April 18, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: April 20, 2006	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.3(c)	Consent and Fourth Amendment to Credit Agreement and Loan Documents dated as of April 18, 2006